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                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

              YEARS ENDED MAY 31, 1999, 1998, 1997, 1996 AND 1995

                                                       1999       1998       1997       1996       1995
                                                       ----       ----       ----       ----       ----
Net margins before extraordinary loss..............  $ 76,439   $ 62,216   $ 54,736   $ 50,621   $ 45,212
Add: Fixed charges.................................   664,109    540,535    475,729    426,079    361,338
                                                     --------   --------   --------   --------   --------
Margins available for fixed charges................  $740,548   $602,751   $530,465   $476,700   $406,550
                                                     ========   ========   ========   ========   ========
Fixed charges:
  Interest on all debt (including amortization of
    discount and issuance costs)...................  $664,109   $540,535   $475,729   $426,079   $361,338
                                                     --------   --------   --------   --------   --------
         Total fixed charges.......................  $664,109   $540,535   $475,729   $426,079   $361,338
                                                     ========   ========   ========   ========   ========
Ratio of margins to fixed charges..................      1.12       1.12       1.12       1.12       1.13
                                                     ========   ========   ========   ========   ========